Exhibit 99.1

Deluxe Corporation P.O. Box 64235 St. Paul, MN 55164-0235 (651) 483-7111 Ed Merritt Treasurer and VP of Investor Relations (651) 787-1068
April 25, 2019

DELUXE REPORTS FIRST QUARTER 2019 FINANCIAL RESULTS

•	Revenue Grows 1.5%, Above Mid-point of Prior Outlook

•	Affirms Previous 2019 Outlook

•	Announces “New Deluxe” Framework with Go-To-Market Strategy to Accelerate Revenue Growth

St. Paul, Minn. – April 25, 2019 – Deluxe Corporation (NYSE: DLX), a trusted, technology-enabled solutions provider, announced its financial results for the first quarter ended March 31, 2019. Revenue was within the Company’s previously disclosed outlook range of $490 to $505 million. Adjusted diluted EPS, calculated consistently with our prior year methodology, was $1.14, compared to the outlook range of $1.05 to $1.15.

	1st Quarter 2019	1st Quarter 2018	% Change
Revenue	$499.1 million	$491.9 million	1.5%
Net Income	$41.2 million	$63.3 million	(34.9%)
Adjusted EBITDA(1)	$113.7 million	$121.5 million	(6.5%)
Diluted Earnings Per Share (EPS) – GAAP	$0.93	$1.31	(29.0%)
Adjusted Diluted EPS – Non-GAAP(1)	$1.54	$1.60	(3.8%)

(1) Note that this presentation of Adjusted EBITDA and Adjusted Diluted EPS differs from the amounts reported in the prior year as management determined that excluding additional items when calculating these non-GAAP measures would be helpful to investors in analyzing our results. A reconciliation of Adjusted EBITDA and Adjusted Diluted EPS are provided later in this release. Certain Items are excluded in arriving at these amounts, including, but not limited to the following: asset impairment charges. restructuring and integration costs, CEO transition costs, share-based compensation expense, acquisition transaction costs, certain legal-related expense, and gain/loss on sales of businesses and customer lists. Adjusted Diluted EPS also excludes acquisition amortization.

First Quarter 2019 Highlights

•
Financial Services (FS) revenue increased 9.8% compared to the prior year driven by the results of the REMITCO acquisition in August 2018. FS revenue was negatively impacted by the continuing decline in checks, as well as a decline in treasury management revenue, excluding the impact of the acquisition.

•
Small Business Services (SBS) revenue declined 1.0% compared to the prior year driven by the continuing decline in checks and forms and the impact of one less business day this year. SBS revenue benefited from the results of three tuck-in acquisitions in 2018 and price increases.

•	Direct Checks revenue decreased 9.7% year-over-year driven by the continuing decline in check usage.

•	Marketing services and other solutions (MOS) accounted for 43.0% of total revenue, checks accounted for 40.3% of total revenue and forms and accessories accounted for 16.7% of total revenue.

•
Net income decreased $22.1 million year-over-year. Adjusted EBITDA decreased $7.9 million year-over-year due primarily to the continuing decline in checks and forms, partly offset by our continued focus on cost reductions, as well as SBS price increases.

•
Diluted EPS decreased $0.38 per share year-over-year. Adjusted diluted EPS decreased 3.8% year-over-year driven by the decline in Adjusted EBITDA and higher interest expense, partly offset by lower shares outstanding this year.

•
Cash provided by operating activities for 2019 was $45.4 million, a decrease of $35.4 million compared to 2018 driven by the payment of certain legal-related expenses, the timing of accounts payable payments, and the continuing decline in checks and forms, partly offset by benefits from our cost savings initiatives and lower income tax payments.

•	The Company repurchased common stock in open market transactions during the first quarter for total consideration of $50.0 million.

•	At the end of the first quarter, the Company had $946.0 million of total debt outstanding under its revolving credit facility.

“I am pleased with our first quarter performance which was in-line with our expectations,” said Barry McCarthy, President and CEO of Deluxe, “We have made substantial progress in evaluating our operations to ensure Deluxe is well positioned for the future. What is clear is that Deluxe has an impressive base of existing customers, extensive catalog of products and services and a strong financial structure, all of which we expect will drive our revenue growth. Today we are announcing our strategic framework to transform Deluxe into a trusted, technology-enabled solutions provider. We believe that the combination of our compelling core competencies and assets, with our new go-to-market strategy will deliver significant shareholder value over the long-term.”

McCarthy continued, “We are excited about transforming the Company from a check and forms printer into a “New Deluxe” and are focused on driving improved operating performance and financial results. Later in the year, we will begin realigning our business into four primary areas: payments, cloud, promotional products and checks, which will provide us with opportunities in the enterprise, small business and financial services spaces. As we move forward, we intend to maintain our recurring revenue streams, scalable business model, attractive cost structure and data rich-businesses. With our new go-to-market strategy and integrated operations, we will run a more streamlined and efficient sales process, resulting in more cross-sell opportunities across the organization.”

Second Quarter 2019:	Current Outlook (4/25/2019)
Revenue	$490 to $505 million
GAAP Diluted EPS	$0.95 to $1.05
Adjusted Diluted EPS	$1.55 to $1.65

Full Year 2019:	Current Outlook (4/25/2019)	Prior Outlook (1/24/2019)
Revenue	$2.00 billion to $2.05 billion	low-single digit increase over 2018
GAAP Diluted EPS	$4.33 to $4.63	increasing over 2018
Adjusted Diluted EPS	$6.65 to $6.95	slight increase over 2018
Operating Cash Flow	$325 million to $340 million	—
Capital Expenditures	approx. $75 million	—
Depreciation and Amortization	approx. $60 million	—
Acquisition-Related Amortization	approx. $75 million	—
Free Cash Flow(1)	$250 to $265 million	—
Effective Tax Rate	approx. 25%	—

(1) Free cash flow is calculated as net cash provided by operating activities less purchases of capital assets. Information regarding our use of the free cash flow measure can be found in note (2) to the consolidated condensed statements of cash flows presented later in this release.

Earnings Call Information
A live conference call will be held today at 11:00 a.m. ET (10:00 a.m. CT) to review the financial results. Listeners can access the call by dialing (615) 247-0252 (access code 2469334). A presentation also will be available via a webcast on the investor relations website. Alternatively, an audio replay of the call will be available on the investor relations website or by calling (404) 537-3406 (access code 2469334).

Upcoming Management Presentations

•	May 21st & 22nd – Needham Emerging Technology Conference – New York

•	June 5th & 6th – R.W. Baird 2019 Global Consumer, Technology & Services Conference – New York

About Deluxe Corporation
Deluxe is a trusted, technology-enabled solutions provider for enterprises, small businesses and financial institutions offering a range of solutions to help customers manage and grow their businesses. Approximately 4.8 million small business customers access Deluxe's wide range of products and services, including incorporation services, logo design, website development and hosting, email marketing, social media, search engine optimization, and payroll services along with customized checks and forms. For our approximately 4,600 financial institution customers, Deluxe offers industry-leading programs in data analytics, customer acquisition and treasury management solutions, fraud prevention and profitability solutions, as well as checks. Deluxe is also a leading provider of checks and accessories sold directly to consumers. For more information, visit us at www.deluxe.com, www.facebook.com/deluxecorp or www.twitter.com/deluxecorp.

Forward-Looking Statements
Statements made in this release concerning Deluxe, “the Company’s” or management’s intentions, expectations, outlook or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current intentions or beliefs and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: the impact that a deterioration or prolonged softness in the economy may have on demand for the Company’s products and services; the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company’s control; declining demand for the Company’s checks and check-related products and services and business forms; risks that the Company’s strategies intended to drive sustained revenue and earnings growth, despite the continuing decline in checks and forms are delayed or unsuccessful; intense competition in the check printing business; continued consolidation of financial institutions and/or additional bank failures, thereby reducing the number of potential customers and referral sources and increasing downward pressure on the Company’s revenue and gross profit; the risk that pending and future acquisitions will not be consummated within the expected time periods or at all; risks that the Company’s recent acquisitions do not produce the anticipated results or synergies; risks that the Company’s cost reduction initiatives will be delayed or unsuccessful; performance shortfalls by one or more of the Company’s major suppliers, licensors or service providers; unanticipated delays, costs and expenses in the development and marketing of products and services, including web services, financial technology and treasury management solutions; the failure of such products and services to deliver the expected revenues and other financial targets; risks related to security breaches, computer malware or other cyber-attacks; risks of interruptions to our website operations or information technology systems; risks of unfavorable outcomes and the costs to defend litigation and other disputes; and the impact of governmental laws and regulations. Our forward-looking statements speak only as of the time made, and we assume no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the Company’s current expectations are contained in the Company’s Form 10-K for the year ended December 31, 2018.

Diluted EPS Reconciliation
We believe that Adjusted Diluted EPS provides useful comparable information for investors by excluding the impact of items that we believe are not indicative of ongoing operations. It is reasonable to expect that one or more of these excluded items will occur in future periods, but the amounts recognized can vary significantly. The presentation below is not intended as an alternative to results reported in accordance with generally accepted accounting principles (GAAP) in the United States of America. Instead, we believe that this information is a useful financial measure to be considered in addition to GAAP performance measures. During the first quarter of 2019, we modified our presentation of Adjusted Diluted EPS. Management determined that excluding additional items, such as acquisition amortization, share-based compensation expense, certain legal-related expenses and gain on sales of businesses and customer lists, when calculating this non-GAAP measure would be helpful in analyzing our results. Revised amounts for 2018 are presented below.

Reported Diluted EPS reconciles to Adjusted Diluted EPS as follows:

	Actual	Outlook
	1st Quarter 2019	2nd Quarter 2019	Total Year 2019
Reported Diluted EPS	$0.93	$0.95 to $1.05	$4.33 to $4.63
Acquisition amortization(1)	0.32	0.32	1.27
Restructuring and integration costs	0.11	0.15	0.54
CEO transition costs	0.09	0.03	0.16
Share-based compensation expense(1)	0.08	0.10	0.34
Certain legal-related expense(1)	0.01	—	0.01
Adjusted Diluted EPS	$1.54	$1.55 to $1.65	$6.65 to $6.95

	Actual
	1st Quarter 2018	2vd Quarter 2018	3rd Quarter 2018	4th Quarter 2018	Total Year 2018
Reported Diluted EPS	$1.31	$1.25	($0.67)	$1.25	$3.16
Asset impairment charges	0.03	—	1.93	—	1.96
Acquisition amortization(1)	0.27	0.29	0.33	0.35	1.23
Restructuring and integration costs	0.04	0.10	0.09	0.11	0.34
CEO transition costs	—	0.03	0.04	0.04	0.11
Share-based compensation expense(1)	0.06	0.05	0.05	0.05	0.21
Acquisition transaction costs	0.01	0.01	—	0.01	0.02
Certain legal-related expense(1)	—	—	0.03	0.13	0.15
Gain on sales of businesses and customer lists(1)	(0.12)	(0.07)	(0.03)	(0.05)	(0.27)
Loss on debt retirement	0.01	—	—	—	0.01
Impact of federal tax reform	(0.01)	0.01	(0.03)	(0.01)	(0.04)
Adjusted Diluted EPS	$1.60	$1.67	$1.74	$1.88	$6.88

(1) Additional non-GAAP adjustment in 2019 under our revised calculation.

Reported Diluted EPS reconciles to Adjusted Diluted EPS, calculated under our prior year methodology, as follows:

1st Quarter 2019
Reported Diluted EPS	$0.93
Restructuring and integration costs	0.11
CEO transition costs	0.10
Adjusted Diluted EPS	$1.14

DELUXE CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(Dollars and shares in millions, except per share amounts)
(Unaudited)

	Quarter Ended March 31,
	2019		2018
Product revenue	$350.6		$363.4
Service revenue	148.5		128.5
Total revenue	499.1		491.9
Cost of products	(131.3)	(26.3%)	(133.3)	(27.1%)
Cost of services	(68.4)	(13.7%)	(55.4)	(11.3%)
Total cost of revenue	(199.7)	(40.0%)	(188.7)	(38.4%)
Gross profit	299.4	60.0%	303.2	61.6%
Selling, general and administrative expense	(230.1)	(46.1%)	(211.3)	(43.0%)
Restructuring and integration expense	(5.5)	(1.1%)	(2.1)	(0.4%)
Asset impairment charges	—	—	(2.1)	(0.4%)
Operating income	63.8	12.8%	87.7	17.8%
Interest expense	(9.3)	(1.9%)	(5.6)	(1.1%)
Other income	1.7	0.3%	1.3	0.3%
Income before income taxes	56.2	11.3%	83.4	17.0%
Income tax provision	(15.0)	(3.0%)	(20.1)	(4.1%)
Net income	$41.2	8.3%	$63.3	12.9%

Weighted average dilutive shares outstanding	44.1		48.0
Diluted earnings per share	$0.93		$1.31

Capital expenditures	$14.6		$14.0
Depreciation and amortization expense	32.4		31.1
Number of employees-end of period	6,546		5,905

Non-GAAP financial measure - EBITDA(1)	$97.9		$120.1
Non-GAAP financial measure - Adjusted EBITDA(1)	113.7		121.6

(1) Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA are not GAAP financial performance measures. We disclose EBITDA and Adjusted EBITDA because we believe they are useful in evaluating our operating performance compared to that of other companies, as the calculation eliminates the effect of interest expense, income taxes, the accounting effects of capital investments (i.e., depreciation and amortization) and in the case of Adjusted EBITDA, certain items, as presented below, that may vary for companies for reasons unrelated to overall operating performance. We believe that measures of operating performance that exclude these impacts are helpful in analyzing our results. In addition, management utilizes Adjusted EBITDA to assess the operating results and performance of the business, to perform analytical comparisons and to identify strategies to improve performance. We also believe that an increasing EBITDA and Adjusted EBITDA depict increased ability to attract financing and an increase in the value of our business. We do not consider EBITDA and Adjusted EBITDA to be measures of cash flow, as they do not consider certain cash requirements such as interest, income taxes or debt service payments. We do not consider EBITDA or Adjusted EBITDA to be substitutes for operating income or net income. Instead, we believe that EBITDA and Adjusted EBITDA are useful performance measures that should be considered in addition to GAAP performance measures. Note that our calculation of Adjusted EBITDA differs from the amount reported in the prior year as management determined that excluding additional items when calculating this non-GAAP measure would improve comparability between periods and to other companies. EBITDA and Adjusted EBITDA are derived from net income as follows:

	Quarter Ended March 31,
	2019	2018
Net income	$41.2	$63.3
Interest expense	9.3	5.6
Income tax provision	15.0	20.1
Depreciation and amortization expense	32.4	31.1
EBITDA	97.9	120.1
Restructuring and integration costs	6.3	2.3
CEO transition costs	5.5	—
Share-based compensation expense(2)	3.3	3.0
Asset impairment charges	—	2.1
Acquisition transaction costs	0.2	0.5
Certain legal-related expense(2)	0.4	0.3
Loss (gain) on sales of businesses and customer lists(2)	0.1	(7.2)
Loss on debt retirement	—	0.5
Adjusted EBITDA	$113.7	$121.6

(2) Additional non-GAAP adjustment in 2019 under our revised calculation.

DELUXE CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(In millions)
(Unaudited)

	March 31, 2019(1)	December 31, 2018	March 31, 2018
Cash and cash equivalents	$61.5	$59.7	$67.7
Other current assets	369.6	390.4	332.2
Property, plant & equipment-net	89.9	90.3	82.7
Operating lease assets	48.5	—	—
Intangibles-net	339.7	360.0	393.9
Goodwill	1,160.8	1,160.6	1,161.3
Other non-current assets	252.4	244.1	236.0
Total assets	$2,322.4	$2,305.1	$2,273.8

Total current liabilities	$356.4	$392.0	$375.6
Long-term debt	946.0	911.1	741.7
Non-current operating lease liabilities	36.1	—	—
Deferred income taxes	49.6	46.7	56.7
Other non-current liabilities	36.7	39.9	48.1
Shareholders' equity	897.6	915.4	1,051.7
Total liabilities and shareholders' equity	$2,322.4	$2,305.1	$2,273.8

Shares outstanding	43.6	44.6	47.8

(1) Effective January 1, 2019, we adopted Accounting Standards Update (ASU) No. 2016-02, Leasing, and related amendments. Adoption of these standards resulted in an increase in total assets of $49.8 million, an increase in total liabilities of $50.1 million and a decrease in shareholders' equity of $0.3 million as of January 1, 2019. Prior periods were not restated. Adoption of these standards does not have a significant impact on our consolidated statements of income or on our consolidated statements of cash flows.

DELUXE CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Quarter Ended March 31,
	2019	2018(1)
Cash provided (used) by:
Operating activities:
Net income	$41.2	$63.3
Depreciation and amortization of intangibles	32.4	31.1
Asset impairment charges	—	2.1
Prepaid product discount payments	(9.2)	(5.4)
Other	(19.0)	(10.3)
Total operating activities	45.4	80.8
Investing activities:
Purchases of capital assets	(14.6)	(14.0)
Payments for acquisitions	(0.4)	(52.4)
Other	0.2	(0.4)
Total investing activities	(14.8)	(66.8)
Financing activities:
Net change in debt	36.0	32.4
Dividends	(13.1)	(14.4)
Share repurchases	(50.0)	(20.0)
Shares issued under employee plans	1.5	5.2
Net change in customer funds obligations	(9.9)	10.3
Other	(3.9)	(7.8)
Total financing activities	(39.4)	5.7
Effect of exchange rate change on cash, cash equivalents, restricted cash and restricted cash equivalents	2.0	(2.0)
Net change in cash, cash equivalents, restricted cash and restricted cash equivalents	(6.8)	17.7
Cash, cash equivalents, restricted cash and restricted cash equivalents, beginning of year	145.3	128.8
Cash, cash equivalents, restricted cash and restricted cash equivalents, end of period	$138.5	$146.5
Free cash flow(2)	$30.8	$66.8

(1) Prior period amounts have been revised to correct a prior period misstatement. We corrected the prior period to reflect the guidance outlined in ASU No. 2016-18, Restricted Cash. This revision was not material to previously issued consolidated statements of cash flows and had no impact on previously reported amounts for net cash provided by operating activities or net cash used by investing activities.

(2) Free cash flow is calculated as net cash provided by operating activities less purchases of capital assets. We believe that free cash flow is an important indicator of cash available for debt service and for shareholders, after making capital investments to maintain or expand our asset base. Free cash flow is limited and not all of our free cash flow is available for discretionary spending, as we may have mandatory debt payments and other cash requirements that must be deducted from our cash available for future use. Free cash flow is not a substitute for GAAP liquidity measures. Instead, we believe that this measurement provides an additional metric to compare cash generated by our operations on a consistent basis and to provide insight into the cash flow available to fund such things as share repurchases, dividends, mandatory and discretionary debt reduction and acquisitions or other strategic investments.

DELUXE CORPORATION
SEGMENT INFORMATION
(In millions)
(Unaudited)

	Quarter Ended March 31,
	2019	2018
Revenue:
Small Business Services	$313.1	$316.3
Financial Services	154.4	140.6
Direct Checks	31.6	35.0
Total	$499.1	$491.9
Operating income:
Small Business Services	$44.7	$58.9
Financial Services	10.3	18.0
Direct Checks	8.8	10.8
Total	$63.8	$87.7
Operating margin:
Small Business Services	14.3%	18.6%
Financial Services	6.7%	12.8%
Direct Checks	27.8%	30.9%
Total	12.8%	17.8%

The segment information reported here was calculated utilizing the methodology outlined in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2018.

The table below is provided to assist in understanding the comparability of the Company’s results of operations for the quarters ended March 31, 2019 and 2018. We disclose adjusted operating income because we believe it is useful to evaluate our operating performance excluding certain items which may vary for reasons unrelated to overall operating performance. During the first quarter of 2019, management determined that excluding additional items when calculating adjusted operating income would be helpful in analyzing our results. As such, adjusted operating income by segment reported in the prior year has been revised. The excluded items include asset impairment charges, acquisition amortization, restructuring and integration costs, CEO transition costs, share-based compensation expense, acquisition transaction costs, certain legal-related expense and gain or loss on sales of businesses and customer lists. It is reasonable to expect that one or more of these excluded items will occur in future periods, but the amounts recognized can vary significantly from period to period and may not directly relate to the Company’s ongoing operations. The presentation below is not intended as an alternative to results reported in accordance with GAAP. Instead, we believe that this information is a useful financial measure to be considered in addition to GAAP performance measures.

DELUXE CORPORATION
ADJUSTED SEGMENT OPERATING INCOME
(In millions)
(Unaudited)

	Quarter Ended March 31,
	2019	2018
Adjusted operating income:(1)
Small Business Services	$59.7	$63.8
Financial Services	29.3	31.7
Direct Checks	9.6	11.2
Total	$98.6	$106.7
Adjusted operating margin:(1)
Small Business Services	19.1%	20.2%
Financial Services	19.0%	22.5%
Direct Checks	30.4%	32.0%
Total	19.8%	21.7%

(1) Reported operating income reconciles to adjusted operating income as follows:

	Quarter Ended March 31,
	2019	2018
Reported operating income	$63.8	$87.7
Excluded items:
Small Business Services	15.0	4.9
Financial Services	19.0	13.7
Direct Checks	0.8	0.4
Total excluded items	34.8	19.0
Adjusted operating income	$98.6	$106.7

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